                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                  ------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 12, 2001


                       Arch Wireless Communications, Inc.
--------------------------------------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)

           Delaware                    033-72646               31-1236804
----------------------------         -------------         -------------------
(State or Other Jurisdiction         (Commission            (I.R.S. Employer
     of Incorporation)               File Numbers)         Identification No.)

         1800 West Park Drive, Suite 250                       01581
                  Westborough, MA
     -----------------------------------------               ----------
     (Address of Principal Executive Offices)                (Zip Code)


       Registrant's telephone number, including area code: (508) 870-6700

         Item 5.  OTHER EVENTS.

         On July 2, 2001, Arch Wireless Communications, Inc. (the "Registrant") announced that it was deferring an interest payment of approximately $8,287,500 which was due on July 2, 2001 (the "Interest Payment") under the Registrant's outstanding 12-3/4% Senior Notes due 2007 (the "12-3/4% Notes") and that if the Registrant did not pay the Interest Payment within 30 days, it would be in default under the indenture governing the 12-3/4% Notes (the "Indenture"), which would also then constitute a default under substantially all indebtedness for money borrowed of the Registrant, the Registrant's parent, Arch Wireless, Inc. ("Parent"), and Parent's other direct and indirect subsidiaries.

         On July 12, 2001, both the Registrant and Arch Wireless Holdings, Inc., a subsidiary of the Registrant (the "Borrower"), received letters from The Bank of New York ("BNY"), acting in its capacity as administrative agent under that Third Amended and Restated Credit Agreement, dated as of March 23, 2000, as amended, by and among the Borrower, BNY and the other lenders party thereto (the "Credit Agreement").

         In these letters, BNY stated its belief that the Registrant was in default under the Indenture on the date that the Registrant failed to pay the Interest Payment (July 2, 2001) and that, as a result, an event of default under the Credit Agreement occurred on July 2, 2001 and is continuing. The
Registrant and the Borrower disagree with BNY's conclusion that the Registrant was in default under the Indenture on the date that the Registrant failed to pay the Interest Payment.



                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  July 13, 2001                      ARCH WIRELESS COMMUNICATIONS, INC.


                                          By: /s/ Gerald J. Cimmino
                                             -----------------------------------
                                          Name:  Gerald J. Cimmino
                                          Title: Vice President and Treasurer